Exhibit (c)(2)(vii)

ISSUE 27-7
PREPARED FOR US 1 INDUSTRIES, INC.
VALUATION OF AMERICAN INTER-FIDELITY EXCHANGE
MARKET APPROACH - GUIDELINE COMPANY METHOD
($ 000's)

TTM [1]

BOOK EQUITY CAPITAL	$12,870

MARKET MULTIPLES	1.1
LESS: DISCOUNT FOR COMPANY SPECIFIC FACTORS [2] (10.0%)	0.1

ADJUSTED MARKET MULTIPLE - CONTROL BASIS	1.0

VALUE INDICATION - CONTROL BASIS	12,741

EQUITY VALUE INDICATION - GUIDELINE COMPANY METHOD	$12,700

REMARKS

[1] TTM - Trailing 12 Months.

[2] Discount for size, customer concentration, etc.

AVERAGE	1.2

MEDIAN	1.1
HIGH	2.5
LOW	0.5

SELECTED	1.1